CIGNA CORPORATION                                                     EXHIBIT 11
COMPUTATION  OF  EARNINGS  PER  SHARE
(Dollars in millions, except per share amounts)

                                                                THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                     JUNE 30,                              JUNE 30,
                                                             1996               1995                1996               1995
===================================================================================================================================

PRIMARY EARNINGS PER SHARE
NET INCOME AVAILABLE TO
   COMMON SHARES                                          $       231        $       205            $       469        $       495
- ----------------------------------------------------------=========================================================================

WEIGHTED AVERAGE SHARES:
    Common shares                                          76,382,263         72,459,254             76,381,939         72,385,231
    Common share equivalents applicable
        to stock options                                      439,160            156,283                471,801            143,414
- -----------------------------------------------------------------------------------------------------------------------------------

            Total                                          76,821,423         72,615,537             76,853,740         72,528,645
- ----------------------------------------------------------=========================================================================

PRIMARY EARNINGS PER SHARE                                $      3.00        $      2.82            $      6.10        $      6.82
- ----------------------------------------------------------=========================================================================

FULLY DILUTED EARNINGS PER SHARE

NET INCOME AVAILABLE TO
   COMMON SHARES:
   Net income                                             $       231        $       205            $       469        $       495
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                                  -                  4                      -                  7
- -----------------------------------------------------------------------------------------------------------------------------------

Net income available to common shares                     $       231        $       209            $       469        $       502
- ----------------------------------------------------------=========================================================================

WEIGHTED AVERAGE SHARES:
    Common shares                                          76,382,263         72,459,254             76,381,939         72,385,231
    Common share equivalents applicable
        to stock options                                      501,985            240,331                503,214            211,660
    Assumed conversion of convertible debentures                    -          3,625,956                      -          3,625,956
- -----------------------------------------------------------------------------------------------------------------------------------

    Total                                                  76,884,248         76,325,541             76,885,153         76,222,847
- ----------------------------------------------------------=========================================================================


FULLY DILUTED EARNINGS PER SHARE                          $      3.00        $      2.74            $      6.10        $      6.59
- ----------------------------------------------------------=========================================================================